Exhibit 99.1

NATIONAL HOLDINGS CORPORATION REPORTS RECORD REVENUE AND NET INCOME IN THE FISCAL SECOND QUARTER 2014

Revenues Increased 60% to Approximately $53 Million and Net Income Increased to $3.2 Million

Ninth Consecutive Quarter of Positive Adjusted EBITDA and Fifth Straight Quarter of Net Income

NEW YORK, May 13, 2014 – National Holdings Corporation (OTC BB: NHLD) (”National Holdings” or the “Company”), a full-service investment banking and asset management firm, today announced financial results for the Company’s fiscal second quarter and six months ended March 31, 2014.

Fiscal Second Quarter 2014 Highlights

●	Increased revenues by approximately 60% to $52.7 million, compared with revenues of $32.9 million in the prior year period
●

Generated net income of $3.2 million, or $0.03 per basic and diluted share for the three months ended March 31, 2014, compared with net income of $0.5 million, or $0.01 per basic and diluted share for the same period last year

●	Reported Adjusted EBITDA, a non-GAAP measure, of $4.3 million for the three months ended March 31, 2014, compared with $1.2 million for the same period last year

First Half of Fiscal 2014 Highlights

●	Increased revenues by 59% to $94.5 million, compared with revenues of $59.4 million in the prior year period
●

Generated net income of $3.9 million, or $0.03 per basic and diluted share for the six months ended March 31, 2014, compared with net income of $0.5 million, or $0.01 per basic and diluted share for the same period last year

●	Reported Adjusted EBITDA, a non-GAAP measure, of $5.9 million for the six months ended March 31, 2014, compared with $1.6 million for the same period last year

Mark D. Klein, National Holdings’ Chief Executive Officer and Co-Executive Chairman, commented, “Our strong financial results reflect significant growth in revenues and earnings in the quarter and year-to-date. For the quarter, we achieved net income and adjusted EBITDA that exceeded our totals recorded in the entire previous fiscal year. This growth demonstrates continued momentum across all business units, including investment banking, retail brokerage and contributions from tax and financial planning. These results are a testament to management’s focused operating philosophy and ability to manage costs in a volatile macro environment. With a debt-free balance sheet and simplified capital structure, we remain well positioned to continue our growth initiatives by strengthening our existing platforms while identifying potential new opportunities that complement our business model.”

Mark Goldwasser, President and Chief Executive Officer of the Company’s broker-dealer subsidiary, National Securities, added, “Our investment banking business continues to serve as a significant contributor to total company revenue, with revenue growth of 141% to $5.6 million in the quarter. During the quarter, our investment banking group participated in 16 transactions with emerging growth companies across our target sectors. In line with expectations, we benefitted from the Gilman Ciocia tax and accounting business, and of additional significance, the legacy National Holdings business increased 27%.”

Fiscal Second Quarter Ended March 31, 2014 Financial Review

National Holdings reported fiscal second quarter 2014 revenue of $52.7 million, an increase of approximately 60% over revenue of $32.9 million reported in the fiscal second quarter of 2013. The increase in revenues reflects growth across all major business lines and the merger with Gilman Ciocia, which diversified the Company’s business to include financial planning and tax preparation services and expanded the team of registered representatives and investment advisors, insurance sales representatives, and accountants.

In comparison with the approximately 60% increase in total revenues, total expenses increased 53%, or $17.1 million, to $49.3 for the fiscal second quarter 2014 compared to $32.2 in the fiscal second quarter 2013. The increase in total expenses is primarily a result of higher levels of commissions – where National Holdings is experiencing revenue increases versus the industry trend of revenue compression – compensation and fees. These expenses were partially offset by a reduction in interest expense. Interest expense decreased significantly due to the recapitalization, which allowed the Company to repay all of its debt in 2013. While total expenses increased, which included the assumption of real estate leases as part of the Gilman Ciocia transaction, the Company recorded a quarter over quarter improvement in net profit margin of approximately 430 basis points.

Adjusted EBITDA increased to $4.3 million in the fiscal second quarter ended March 31, 2014, compared to adjusted EBITDA of $1.2 million in the fiscal second quarter ended March 31, 2013.

On a GAAP basis, net income for the fiscal second quarter ended March 31, 2014 was $3.2 million, or $0.03 per basic and diluted share, compared to net income of $0.5 million, or $0.01 per basic and diluted share in the second quarter of fiscal 2013.

Six Months Ended March 31, 2014 Financial Review

National Holdings reported fiscal 2014 year-to-date revenue of $94.5 million, an increase of 59% over revenue of $59.4 million reported in fiscal 2013. The increase in revenues reflects growth across all major business lines and the merger with Gilman Ciocia.

Total expenses increased 54%, or $31.6 million, to $90.3 for the six months ended March 31, 2014, compared to $58.7 in the six months ended March 31, 2013. The increase in total expenses is consistent with the factors outlined above. For the six month period, the Company recorded an improvement in net profit margin of approximately 330 basis points.

Adjusted EBITDA increased to $5.9 million in the six months ended March 31, 2014, compared with $1.6 million in the six months ended March 31, 2013.

On a GAAP basis, net income for the six months ended March 31, 2014 was $3.9 million, or $0.03 per basic and diluted share, compared with net income of $0.5 million, or $0.01 per basic and diluted share in 2013.

Balance Sheet

As of March 31, 2014, National Holdings had $26.4 million in cash and cash equivalents.

Conference Call

National Holdings will host a conference call to discuss its fiscal second quarter 2014 earnings results on Tuesday, May 13, 2014, at 5:00 p.m. ET. To access the teleconference, please dial (706) 902-2067 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID # 40300645.

If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through May 23, 2014. The teleconference replay can be accessed by dialing (404) 537-3406 (domestic and international) and entering the ID# 40300645. An audio file replay will also be available on the investor relations portion of National Holding’s website at http://www.nhldcorp.com/investors.aspx.

About National Holdings Corporation

National Holdings Corporation is a full-service investment banking and asset management firm that provides a range of services, including independent retail brokerage and advisory services, investment banking, institutional sales and trading and equity research, financial planning, market making, tax preparation, insurance and annuities, to corporations, institutional investors and high-net-worth clients. With over 1,100 Independent advisors, brokers, traders and sales associates, the Company is a leading Independent Advisor and Broker services company. National Holdings operates through five subsidiaries: National Securities Corporation, vFinance Investments, Inc., National Insurance Corporation, National Asset Management, Inc. and Gilman Ciocia, Inc. The Company was founded in 1947 and is headquartered in New York and Florida. For more information, visit www.nhldcorp.com.

Safe Harbor Statements

This release contains forward-looking statements within the meaning of the federal securities laws. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Information on significant potential risks and uncertainties that may also cause differences includes, but is not limited to, those mentioned by National Holdings from time to time in their filings with the SEC. The words “may,” “will,” “believe,” “estimate,” “expect,” “plan,” “intend,” “project,” “anticipate,” “could,” “would,” “should,” “seek,” “continue,” “pursue” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. National Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may be disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of our Annual Report on Form 10-K and in or periodic reports on Form 10-Q, and, therefore, readers should not place undue reliance on these forward-looking statements.

Contacts:

National Holdings Corporation

Mark Klein, 212-417-8210

Chief Executive Officer and Co-Chairman

Or

Prosek Partners

Nick Rust, 212-279-3115

nrust@prosek.com

Source: National Holdings Corporation

(Financial Tables Follow)

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

ASSETS
	March 31,	September 30,
	2014	2013
	(Unaudited)
Current Assets
Cash and cash equivalents	$21,404,000	$19,985,000
Restricted cash	92,000	92,000
Deposits with clearing organizations	1,137,000	1,107,000
Receivables from broker-dealers and clearing organizations	4,332,000	4,296,000
Other receivables, net of allowance for doubtful accounts	2,572,000	1,049,000
Advances to registered representatives - Current portion, net of allowance for uncollectible accounts	727,000	384,000
Securities owned: marketable – at market value	638,000	428,000
Securities owned: nonmarketable – at fair value	53,000	39,000
Prepaid expenses	1,647,000	764,000
Total Current Assets	32,602,000	28,144,000

Advances to registered representatives - Long term portion	491,000	427,000
Fixed assets, net of accumulated depreciation	799,000	447,000
Intangible assets, net	9,462,000	-
Goodwill	4,464,000	-
Other assets	668,000	493,000
Total Assets	$48,486,000	$29,511,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable, accrued expenses and other liabilities	$19,300,000	$13,494,000
Payable to broker-dealers and clearing organizations	13,000	13,000
Securities sold, but not yet purchased, at market value	82,000	15,000
Total Current Liabilities	19,395,000	13,522,000

Accrued expenses and other liabilities - Long term portion	223,000	192,000
Total Liabilities	19,618,000	13,714,000

National Holdings Corporation Stockholders' Equity
Common stock, $.02 par value, 150,000,000 shares authorized; 123,246,888 shares issued and outstanding at March 31, 2014 and 100,580,203 shares issued and outstanding at September 30, 2013	2,465,000	2,012,000
Additional paid-in capital	76,674,000	67,982,000
Accumulated deficit	(50,286,000)	(54,212,000)
Total National Holdings Corporation Stockholders' Equity	28,853,000	15,782,000

Non Controlling Interest	15,000	15,000

Total Stockholders' Equity	28,868,000	15,797,000

Total Liabilities and Stockholders' Equity	$48,486,000	$29,511,000

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Month Period Ended March 31,		Six Month Period Ended March 31,
	2014	2013	2014	2013
Revenues
Commissions	$30,306,000	$20,769,000	$57,913,000	$36,809,000
Principal transactions	5,983,000	4,310,000	9,142,000	6,912,000
Investment banking fees	5,619,000	2,334,000	9,201,000	4,389,000
Interest and dividends	884,000	1,004,000	1,817,000	2,050,000
Transfer fees and clearing services	2,452,000	2,033,000	4,767,000	4,040,000
Investment advisory fees	3,547,000	2,426,000	6,727,000	4,846,000
Tax preparation and accounting fees	3,737,000	-	4,275,000	-
Other	156,000	73,000	636,000	347,000
Total Revenues	52,684,000	32,949,000	94,478,000	59,393,000

Operating Expenses
Commissions, compensation and fees	42,196,000	28,329,000	77,127,000	51,164,000
Clearing fees	805,000	575,000	1,602,000	997,000
Communications	1,191,000	1,149,000	2,331,000	2,267,000
Occupancy expenses	1,073,000	556,000	2,026,000	1,088,000
Equipment rental and other administrative expenses	1,627,000	160,000	2,731,000	128,000
Professional fees	1,384,000	764,000	2,398,000	1,535,000
Depreciation and amortization	622,000	265,000	1,156,000	538,000
Interest	8,000	66,000	24,000	230,000
Taxes, licenses and registration	408,000	369,000	916,000	777,000
Total Operating Expenses	49,314,000	32,233,000	90,311,000	58,724,000

Net Income from operations	3,370,000	716,000	4,167,000	669,000

Other Expenses
Loss on investment in unaffiliated entity	-	(162,000)	-	(162,000)
Total Other Expenses	-	(162,000)	-	(162,000)

Net Income before Income Tax	3,370,000	554,000	4,167,000	507,000

Income tax expense - Current	134,000	60,000	241,000	60,000
Net Income before non-controlling interest	3,236,000	494,000	3,926,000	447,000

Net loss attributable to non-controlling interest	-	-	-	7,000

Net Income attributable to common stockholders	$3,236,000	$494,000	$3,926,000	$454,000

Net Income attributable to common stockholders - Basic	$0.03	$0.01	$0.03	$0.01
Net Income attributable to common stockholders - Diluted	$0.03	$0.01	$0.03	$0.01

Weighted number of shares outstanding - Basic	123,246,888	72,232,218	121,503,297	49,289,601
Weighted number of shares outstanding - Diluted	125,023,088	74,743,336	123,013,317	55,324,608

Non-GAAP Financial Measures

To provide investors with greater insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of income presented on a GAAP basis with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.

Management uses Earnings before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) and adjusted EBITDA as financial measures to evaluate the profitability and efficiency of the Company’s business model. EBITDA and adjusted EBITDA are not presented in accordance with GAAP.

Investors should consider the non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.

National Holdings Corporation

Reconciliation of Non-GAAP Financial Measures to GAAP Measures

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013

Net income, as reported	$3,236,000	$494,000	$3,926,000	$454,000
Interest expense	8,000	66,000	24,000	230,000
Income taxes	134,000	88,000	304,000	108,000
Depreciation	101,000	110,000	201,000	227,000
Amortization	521,000	155,000	955,000	311,000
EBITDA	4,000,000	913,000	5,410,000	1,330,000
Non-cash compensation expense	217,000	-	427,000	-
Forgivable loan amortization	54,000	75,000	105,000	135,000
Loss on investment in unconsolidated entity	-	162,000	-	162,000
EBITDA, as adjusted	$4,271,000	$1,150,000	$5,942,000	$1,627,000

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